Contact Info:Arron K. Sutherland, President and CEO

Illinois Casualty Company

(309) 732-0105

arrons@ilcasco.com

225 20th Street, Rock Island, IL  61201

ICC Holdings, Inc. Reports 2020 Second Quarter and Six Months Results

FOR IMMEDIATE RELEASE:  8/11/2020

Rock Island, IL – August 11, 2020 – ICC Holdings, Inc. (NASDAQ: ICCH) (the Company), parent company of Illinois Casualty Company, a regional, multi-line property and casualty insurance company focusing exclusively on the food and beverage industry, today reported preliminary, unaudited results for the second quarter and six months ended June 30, 2020.

SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2020 – FINANCIAL RESULTS

Net earnings totaled $782,000 or $0.26 per share, for the second quarter of 2020, compared to net earnings of $442,000, or $0.15 per share, for the second quarter of 2019. For the six months ended June 30, 2020, the Company reported a net loss of $1,191,000, or $0.39 per share, compared to net earnings of $731,000, or $0.24 per share, for the same period in 2019.  Additionally, book value per share increased 8.1% to $20.35 at June 30, 2020, from $18.83 at June 30, 2019.

Direct premiums written decreased by $1,873,000, or 11.2%, to $14,912,000 for the second quarter of 2020 from $16,785,000 for the same period in 2019.  For the six months ended June 30, 2020, direct premiums written decreased by $2,338,000, or 7.3%, to $29,706,000 from $32,044,000 for the same period in 2019.  Net premiums earned decreased by 13.1% to $11,375,000 for the second quarter of 2020, from $13,094,000 for the same period in 2019. Net premiums earned decreased by 4.5% to $24,389,000 for the six months ended June 30, 2020, from $25,540,000 for the same period in 2019.

For the second quarter of 2020, the Company ceded to reinsurers $3,167,000 of earned premiums, compared to $2,425,000 of earned premiums for the second quarter of 2019.  For the six months ended June 30, 2020, the Company ceded earned premiums of $5,561,000, compared to $5,273,000 for the same period in 2019.

Net realized investment losses net of other-than-temporary impairment losses were $439,000 for the second quarter of 2020, compared to gains of $647,000 for the same period in 2019.  For the six months ended June 30, 2020, net realized investment losses net of other-than-temporary impairment losses was $343,000, compared to gains of $600,000 for the same period in 2019.

Net investment income increased by $109,000, or 13.6%,  to $909,000 for the second quarter of 2020, as compared to $800,000 for the same period in 2019.  For the six months ended June 30, 2020, net investment income increased $148,000, or 9.3%, to $1,744,000, from $1,596,000 for the same period in 2019.

Losses and settlement expenses increased by $307,000, or 3.4%, to $9,208,000 for the second quarter of 2020, from $8,901,000 for the same period in 2019. Losses and settlement expenses decreased by $1,457,000, or 7.9%, to $17,051,000 for the six months ended June 30, 2020, from $18,508,000 for the same period in 2019.  The primary driver for the year-to-date decrease in claims was insureds’ business closures during the first and second quarters as a result of COVID-19 stay-at-home state mandates.  As of June 30, 2020, the Company has received 1,258 claims for business interruption related to COVID-19. Based on policy language and recent court cases with favorable outcomes for insurers, the Company does not anticipate that coverage will be triggered for these property claims requiring any loss payments.

Policy acquisition costs and other operating expenses decreased by $705,000, or 14.2%, to $4,254,000 for the second quarter of 2020 from $4,959,000 for the same period in 2019.  Policy acquisition costs and other operating expenses decreased by $790,000, or 8.1% to $9,019,000 for the six months ended June 30, 2020, from $9,809,000 for the same period in 2019.

Total assets increased by 15.6% from $163,004,000 at December 31, 2019 to $188,428,000 at June 30, 2020.  Our investment portfolio, which consists of fixed income securities, common stocks,  preferred stock, property held for investment, and other invested assets, increased by 6.0% from $111,768,000 at December 31, 2019, to $118,458,000 at June 30, 2020.

SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2020 – FINANCIAL RATIOS

The Company’s losses and settlement expense ratio (defined as losses and settlement expenses divided by net premiums earned) was 80.9% and 69.9% in the second quarter and six months ended June 30, 2020, respectively, compared with 68.0% and 72.5% in the same periods of 2019, respectively.

The expense ratio (defined as the amortization of deferred policy acquisition costs and underwriting and administrative expenses divided by net premiums earned) was 37.4% and 37.0% in the second quarter and six months ended June 30, 2020,  respectively, compared to 37.9% and 38.4% in the same periods of 2019, respectively.

The Company’s GAAP combined ratio (defined as the sum of the losses and settlement expense ratio and the expense ratio) was 118.3% and 106.9% in the second quarter and six months ended June 30, 2020, respectively, compared to 105.8% and 110.9% in the same periods of 2019, respectively.

MANAGEMENT COMMENTARY

“The economic disruption caused by COVID-19 continued, along with the new challenge of civil unrest in many insured metropolitan areas. Widespread stay-at-home mandates in the second quarter further depressed written premium. In order to meet customer needs, the Company modified pricing basis for sales and payroll to provide relief to our customers and properly match premium with the new reduced liability exposure. Regarding business interruption claims resulting from the COVID-19 related shutdowns, our policies do have a virus exclusion. As is the industry standard, the policy requires direct physical damage to property as a cause of loss for coverage to be triggered.

“Unfortunately, civil unrest and rioting events occurring in our Illinois and Minnesota markets created a significant property loss event, with a pretax, pre-reinsurance cost of over $10 million. However, the Company’s reinsurance program reduced the net cost to approximately $3 million. That event is the driver of year-to-date net loss. On a positive note, investment markets rebounded in the second quarter as our fixed income and equity portfolios recorded strong unrealized gains for the three months ended June 30, 2020. In order to ensure positive cash flow, the Company added an additional $4 million low-interest FHLB loan in addition to $1.6 million borrowed under the CARES act.

“Despite the second quarter’s unfavorable loss ratio movement, the first quarter’s positive momentum partially offset this quarter’s loss experience to generate a year-to-date loss ratio of 69.9%, 2.6 points lower than 2019’s first six months. In addition, even with the riot-related property losses, we ended the second quarter with a 106.9% combined ratio, which was 4.0 points lower than the same period in 2019. The year-over-year combined ratio improvement points to an effective 2020 reinsurance program, as well as lower underwriting expenses commensurate with lower written premiums in the second quarter.

“The Company’s commitment to geographic expansion and its focused efforts in the second quarter have positioned the Company to sell its first policy in Arizona effective August 1, 2020, ahead of our original April 2021 entry date.  Such focused efforts will continue to positively serve the Company’s plans for future growth within the food and beverage industry,” stated Arron Sutherland, President and Chief Executive Officer.

ABOUT ICC HOLDINGS, INC.

ICC Holdings, Inc. is a vertically integrated company created to facilitate the growth, expansion and diversification of its subsidiaries in order to maximize value to its stakeholders. The group of companies consolidated under ICC Holdings, Inc. engages in diverse, yet complementary business activities, including property and casualty insurance, real estate, and information technology.

The Company’s common shares trade on the NASDAQ Capital Market under the ticker symbol “ICCH”. For more information about ICC Holdings, visit http://ir.iccholdingsinc.com.

FORWARD-LOOKING STATEMENTS

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act, which may include, but are not limited to, statements regarding the Company’s, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as “believe,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including statements relating to revenue and profit growth; future responses to and effects of COVID-19 pandemic, including their effects on our business operations and claims activity; new theories of liability; judicial, legislative, regulatory and other governmental developments; litigation tactics and developments; product and segment expansion; regulatory approval in connection with expansion; and market share, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on management's current views and assumptions regarding future events and operating performance, and are inherently subject to significant business, economic, and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond the Company’s control. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Although the Company does not make forward-looking statements unless it believes it has a reasonable basis for doing so, the Company cannot guarantee their accuracy. The foregoing factors, among others, could cause actual results to differ materially from those described in these forward-looking statements. For a list of other factors which could affect the Company’s results, see the Company’s filings with the Securities and Exchange Commission, “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations,” including “Forward-Looking Information,” set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. No undue reliance should be placed on any forward-looking statements.

ICC Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	As of
	June 30,	December 31,
	2020	2019
	(Unaudited)
Assets
Investments and cash:
Fixed maturity securities (cost or amortized cost - $91,837,051 at
6/30/2020 and $88,348,415 at 12/31/2019)	$97,872,904	$92,087,572
Common stocks at fair value	11,702,141	14,448,773
Preferred stocks at fair value	1,555,041	—
Other invested assets	1,779,572	877,900
Property held for investment, at cost, net of accumulated depreciation of
$400,755 at 6/30/2020 and $332,218 at 12/31/2019	5,547,594	4,353,713
Cash and cash equivalents	13,028,212	6,626,585
Total investments and cash	131,485,464	118,394,543
Accrued investment income	680,468	646,504
Premiums and reinsurance balances receivable, net of allowances for
uncollectible amounts of $100,000 at 6/30/2020 and 12/31/2019	25,071,888	22,368,526
Ceded unearned premiums	855,067	822,818
Reinsurance balances recoverable on unpaid losses and settlement expenses,
net of allowances for uncollectible amounts of $0 at 6/30/2020 and 12/31/2019	19,462,599	11,036,170
Federal income taxes	378,058	192,559
Deferred policy acquisition costs, net	5,486,019	5,269,256
Property and equipment, at cost, net of accumulated depreciation of
$5,818,924 at 6/30/2020 and $5,619,706 at 12/31/2019	2,928,196	3,033,348
Other assets	2,079,915	1,239,794
Total assets	$188,427,674	$163,003,518
Liabilities and Equity
Liabilities:
Unpaid losses and settlement expenses	$66,415,119	$56,838,307
Unearned premiums	30,213,110	30,392,817
Reinsurance balances payable	1,399,861	374,998
Corporate debt	15,100,173	3,475,088
Accrued expenses	3,117,682	4,216,988
Income taxes - deferred	375,766	39,213
Other liabilities	4,637,178	1,324,273
Total liabilities	121,258,889	96,661,684
Equity:
Common stock[1]	35,000	35,000
Treasury stock, at cost[2]	(3,019,154)	(3,146,576)
Additional paid-in capital	32,663,641	32,703,209
Accumulated other comprehensive earnings, net of tax	4,767,819	2,953,936
Retained earnings	35,417,419	36,608,750
Less: Unearned Employee Stock Ownership Plan shares at cost[3]	(2,695,940)	(2,812,485)
Total equity	67,168,785	66,341,834
Total liabilities and equity	$188,427,674	$163,003,518

1Par value $0.01; authorized: 2020 – 10,000,000 shares and 2019 – 10,000,000 shares; issued: 2020 – 3,500,000 shares and 2019 – 3,500,000 shares; outstanding: 2020 – 3,032,686 and 2019 – 3,014,941 shares.

22020 – 197,720 shares and 2019 – 203,811 shares

32020 – 269,594 shares and 2019 – 281,248 shares

ICC Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings and Comprehensive Earnings (Unaudited)

	For the Three-Months Ended
	June 30,
	2020	2019
Net premiums earned	$11,374,746	$13,094,222
Net investment income	908,550	800,130
Net realized investment (losses) gains	(438,619)	647,068
Net unrealized gains (losses) on equity securities	2,709,763	(116,691)
Other income	69,069	122,812
Consolidated revenues	14,623,509	14,547,541
Losses and settlement expenses	9,208,484	8,900,732
Policy acquisition costs and other operating expenses	4,254,266	4,958,594
Interest expense on debt	56,721	31,881
General corporate expenses	125,335	137,290
Total expenses	13,644,806	14,028,497
Earnings before income taxes	978,703	519,044
Total income tax expense	196,738	76,953
Net earnings	$781,965	$442,091

Other comprehensive earnings, net of tax	3,524,729	1,245,804
Comprehensive earnings	$4,306,694	$1,687,895

Earnings per share:
Basic:
Basic net earnings per share	$0.26	$0.15
Diluted:
Diluted net earnings per share	$0.26	$0.15

Weighted average number of common shares outstanding:
Basic	3,029,693	3,007,685
Diluted	3,036,116	3,010,712

ICC Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings and Comprehensive Earnings (Unaudited)

	For the Six-Months Ended
	June 30,
	2020	2019
Net premiums earned	$24,388,735	$25,540,136
Net investment income	1,743,950	1,595,503
Net realized investment (losses) gains	(342,987)	599,642
Net unrealized (losses) gains on equity securities	(979,584)	1,723,727
Other income	119,267	68,925
Consolidated revenues	24,929,381	29,527,933
Losses and settlement expenses	17,050,566	18,508,022
Policy acquisition costs and other operating expenses	9,019,240	9,808,780
Interest expense on debt	92,049	63,895
General corporate expenses	299,756	280,451
Total expenses	26,461,611	28,661,148
(Loss) earnings before income taxes	(1,532,230)	866,785
Total income tax (benefit) expense	(340,899)	135,946
Net (loss) earnings	$(1,191,331)	$730,839

Other comprehensive earnings, net of tax	1,813,883	2,720,013
Comprehensive earnings	$622,552	$3,450,852

Earnings per share:
Basic:
Basic net (loss) earnings per share	$(0.39)	$0.24
Diluted:
Diluted net (loss) earnings per share	$(0.39)	$0.24

Weighted average number of common shares outstanding:
Basic	3,019,788	3,001,713
Diluted	3,026,210	3,004,739